As filed with the Securities and Exchange Commission on May 14, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRO-PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	04-3562325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7 Wells Avenue

Newton, Massachusetts 02459

(617) 559-0033

(Address, including zip code, and telephone number, including area code, of principal executive offices)

David Platt, Ph.D.

Chief Executive Officer

Pro-Pharmaceuticals, Inc.

7 Wells Avenue

Newton, Massachusetts 02459

(617) 559-0033

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Jonathan C. Guest, Esq.

Greenberg Traurig LLP

One International Place

Boston, Massachusetts 02110

Telephone: (617) 310-6000

Telecopy: (617) 310-6001

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check box if a Smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock, $.001 par value per share	16,825,073	(2)	$0.34	$5,720,525	$224.82

(1)	This registration statement also relates to an indeterminate number of shares that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act.

(2)	Includes (i) 2,348,067 shares of common stock issuable upon conversion of, or as stock dividends payable on, shares of the Registrant’s Series A 12% Convertible Preferred Stock and (ii) 14,477,006 shares of common stock issuable upon exercise of warrants related to such preferred stock and warrants related to the Registrant’s former debt instruments.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low prices of the Registrant’s common stock as reported on the American Stock Exchange on May 8, 2008.

(4)	Paid by application of a credit of $1,259.30 previously paid as a registration fee in connection with the Registrant’s registration statement filed on Form S-3 on January 12, 2007 (file no. 333-132459).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to completion, dated May 14, 2008

PROSPECTUS

PRO-PHARMACEUTICALS, INC.

16,825,073 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus, and their pledgees, assignees and successors-in-interest, of an aggregate of 16,825,073 shares of our common stock issuable pursuant to the terms of outstanding securities that we sold in two prior transactions. We are filing the registration statement of which this prospectus is a part in order to fulfill contractual requirements that we have with the purchasers of the securities in these transactions.

The prices at which these selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

Our common stock is traded on the American Stock Exchange under the symbol “PRW.” On May 8, 2008, the last reported sale price of our common stock was $0.36 per share. We urge you to obtain current market quotations for our common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is —, 2008.

Our executive offices are located at 7 Wells Avenue, Newton, Massachusetts 02459. Our telephone number is (617) 559-0033, fax number is (617) 928-3450 and our website address is www.pro-pharmaceuticals.com. The information on our website is not incorporated by reference into this prospectus.

Important Notice about the Information Presented in this Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read this prospectus and the information and documents incorporated by reference carefully. These documents contain important information you should consider when making your investment decision. See “Incorporation of Certain Documents by Reference” on page 17.

Unless the context otherwise requires, all references to “we,” “our,” “our company, or “the Company” in this prospectus refer to Pro-Pharmaceuticals, Inc., a Nevada corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

About Pro-Pharmaceuticals, Inc.

We are a development-stage company engaged in the discovery, development, and commercialization of first-in-class, targeted therapeutic compounds for advanced treatment of cancer, liver, microbial and inflammatory diseases. Our initial focus is the development of a new generation of anti-cancer treatments using carbohydrate polymers to increase survival and improve the quality of life for cancer patients. DAVANAT®, our lead pipeline candidate, is a new, proprietary chemical entity that is currently in Phase II trials for first-line treatment of colorectal and biliary cancer.

Our proprietary technologies are target therapies that can also be used to treat other serious diseases such as liver and kidney fibrosis. We entered into research collaborations with the Mount Sinai School of Medicine to study the anti-fibrotic effects of our novel carbohydrate compounds on liver fibrosis and with Brigham and Women’s Hospital to evaluate the anti-fibrotic effects of these compounds to treat acute and chronic kidney disease. Our first-in-class, novel carbohydrate compounds significantly reduced collagen expression and reversed fibrosis in animal models. Whereas previously, in vitro data indicated a reversal of fibrosis markers, in this proof-of-concept animal study, the compounds clearly reduced collagen expression and reversed liver fibrosis. All of our products are in the development stage.

The Offering

Common stock offered by selling stockholders:	16,825,073 shares

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering.

American Stock Exchange symbol:	PRW

RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information before deciding to invest in our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently consider immaterial may also adversely affect our business. We have attempted to identify below the major factors that could cause differences between actual and planned or expected results, but we cannot assure you that we have identified all of those factors.

If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Company

We are at an early stage of development and have not generated any revenue. We are a development-stage company with a limited operating history, and we have not generated any revenues to date. We have no therapeutic products available for sale, and none are expected to be commercially available for several years, if at all. We may never generate revenue or become profitable, even if we are able to commercialize any products.

We have incurred net losses to date and must raise additional capital in 2008. We have incurred net losses in each year of operation. Our accumulated deficit as of December 31, 2007 was approximately $35.2 million. We will need to continue to conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, we expect will result in substantial operating losses for the next several years. Accordingly, we do not expect to be generating sales or other revenue and will remain dependent on outside sources of financing during that time. If we are unable to raise funds from outside sources for our continuing operations, we may be adversely affected.

We may raise additional capital through equity financings, partnerships, debt financings, bank borrowings, or other sources. Additional funding may not be available on favorable terms or at all. If adequate funds are not otherwise available, we may need to significantly curtail operations. To obtain additional funding, we may need to enter into arrangements that require us to relinquish rights to certain technologies, products and/or potential markets. To the extent that additional capital is raised through the sale of equity, or securities convertible into equity, our equity holders may experience dilution of their proportionate ownership of the company.

Based on approximately $1.3 million of available cash and cash equivalents as of December 31, 2007 and net proceeds of approximately $3.4 million from our public offering completed on February 25, 2008, we believe that we have sufficient capital to fund our operations into October 2008. We must raise additional capital before October 2008 or we may not be able to continue operations.

Our drug candidates are based on novel unproven technologies. Our product candidates are based on novel unproven technologies using proprietary carbohydrate compounds in combination with drugs approved by the U.S. Food and Drug Administration, or FDA, currently used in the treatment of cancer and other diseases. Carbohydrates are difficult to synthesize, and we may not be able to synthesize carbohydrates that would be usable as target delivery vehicles for the anti-cancer drugs we are working with or other therapeutics we plan to develop.

Our drug candidates are in pre-clinical or clinical trials and results are uncertain. We have one product candidate in human clinical trials. Pre-clinical results in animal studies are not necessarily predictive of outcomes in human clinical trials. Clinical trials are expensive, time-consuming and may not be successful. They involve the testing of potential therapeutic agents, or effective treatments, in humans, typically in three phases, to determine the safety and efficacy of the product candidates necessary for an approved drug. Many products in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Even if our products progress successfully through initial human testing, they may fail in later stages of development. We may engage others to conduct our clinical trials, including clinical research organizations and, possibly, government-sponsored agencies. These trials may not start or be completed as we forecast, or may be unsuccessful.

Our product candidates may not be successfully commercialized. Even if our product candidates are successful in clinical trials, they may not be successfully commercialized. Potential products may fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical to produce, fail to achieve market acceptance, or be precluded from commercialization by proprietary rights of third parties.

Our lack of operating experience may cause us difficulty in managing our growth. We have limited experience in manufacturing or procuring products in commercial quantities, conducting other later-stage phases of the regulatory approval process, selling pharmaceutical products, or negotiating, establishing and maintaining strategic relationships. Any growth of our company will require us to expand our management and our operational and financial systems and controls. If we are unable to do so, our business and financial condition would be materially harmed. If rapid growth occurs, it may strain our operational, managerial and financial resources.

We will depend on third parties to manufacture and market our products. We do not have, and do not now intend to develop, facilities for the manufacture of any of our products for clinical or commercial production. Accordingly, we will need to develop relationships with manufacturers and enter into collaborative arrangements with licensees or have others manufacture our products on a contract basis. We expect to depend on these collaborators to supply us with products manufactured in compliance with standards imposed by the FDA and foreign regulators.

In addition, we have limited experience in marketing, sales or distribution, and we do not intend to develop a sales and marketing infrastructure to commercialize our pharmaceutical products. If we develop commercial products, we will need to rely on licensees, collaborators, joint venture partners or independent distributors to market and sell those products.

We depend on key individuals to develop our products and pursue collaborations. We are highly dependent on David Platt, Ph.D., Chief Executive Officer; Anatole Klyosov, Ph.D., Chief Scientist; and Eliezer Zomer, Ph.D., Executive Vice President, Manufacturing and Product Development, each of whom has scientific, technical or other business expertise and experience that is critical to our success. The loss of any of these persons, or failure to attract or retain other key personnel, could prevent us from pursuing collaborations or developing our products and core technologies.

We are a counterclaim defendant in a lawsuit instituted by David Platt. In January 2004, David Platt, our Chief Executive Officer, filed a lawsuit in Massachusetts against GlycoGenesys, Inc. for claims including breach of contract. GlycoGenesys subsequently named us as a counterclaim defendant alleging tortious interference and misappropriation of proprietary rights, and seeks monetary damages and injunctive relief related to our intellectual property. We and Dr. Platt intend to contest these counterclaims vigorously. In October 2006, Marlborough Research and Development, Inc. (now known as Prospect Therapeutics, Inc.) purchased selected assets of GlycoGenesys including this litigation in a bankruptcy liquidation. If we do not prevail there could be a material adverse impact on our financial position, results of operations or cash flows.

Risks Related to the Drug Development Industry

We will need regulatory approvals to commercialize our products. We are required to obtain approval from the U.S. Food and Drug Administration, or FDA, in order to sell our products in the United States and from foreign regulatory authorities in order to sell our products in other countries. The FDA’s review and approval process is lengthy, expensive and uncertain. Extensive pre-clinical and clinical data and supporting information must be submitted to the FDA for each indication for each product candidate in order to secure FDA approval. The FDA could reject an application or require us to conduct additional clinical or other studies as part of the regulatory review process. Delays in obtaining or failure to obtain FDA approvals would prevent or delay the commercialization of our products, which would prevent, defer or decrease our receipt of revenues. If we receive initial regulatory approval, our product candidates will be subject to extensive and rigorous ongoing domestic and foreign government regulation.

Our competitive position depends on protection of our intellectual property. Development and protection of our intellectual property are critical to our business. If we do not adequately protect our intellectual property, competitors may be able to practice our technologies. Our success depends in part on our ability to obtain patent protection for our products or processes in the United States and other countries, protect trade secrets, and prevent others from infringing on our proprietary rights.

Since patent applications in the United States are maintained in secrecy for at least portions of their pendency periods (published on U.S. patent issuance or, if earlier, 18 months from earliest filing date for most applications) and since other publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we are the first to make the inventions to be covered by our patent applications. The patent position of biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. The U.S. Patent and Trademark Office has not established a consistent policy regarding the breadth of claims that it will allow in biotechnology patents.

We cannot assure you that all of our patent applications will issue as patents or that the claims of any issued patents will afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors may be challenged and subsequently narrowed, invalidated or circumvented. Patent litigation is widespread in the biotechnology industry and could harm our business. Litigation might be necessary to protect our patent position or to determine the scope and validity of third-party proprietary rights, and we may not have the required resources to pursue this litigation or to protect our patent rights.

Although we require our scientific and technical employees and consultants to enter into broad assignment of inventions agreements, and all of our employees, consultants and corporate partners with access to proprietary information to enter into confidentiality agreements, these agreements may not be honored.

We are a counterclaim defendant in a lawsuit instituted by our Chief Executive Officer. See “Risks Related to our Company” above.

Products we develop could be subject to infringement claims asserted by others. We cannot assure that products based on our patents or intellectual property that we license from others will not be challenged by a third party claiming infringement of its proprietary rights. If we were not able to successfully defend our patents or licensed rights, we may have to pay substantial damages, possibly including treble damages, for past infringement.

We face intense competition in the biotechnology and pharmaceutical industries. The biotechnology and pharmaceutical industries are intensely competitive. We face direct competition from U.S. and foreign companies focusing on drug delivery technologies, which are rapidly evolving. Our competitors include major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors have greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations, than we do. In addition, academic and government institutions are increasingly likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to market commercial products based on technology developed at these institutions. Our competitors may succeed in developing or licensing technologies and products that are more effective or less costly than ours, or succeed in obtaining FDA or other regulatory approvals for product candidates before we do.

Health care cost containment initiatives and the growth of managed care may limit our returns. Our ability to commercialize our products successfully will be affected by the ongoing efforts of governmental and third-party payers to contain the cost of health care. These entities are challenging prices of health care products and services, denying or limiting coverage and reimbursement amounts for new therapeutic products, and for FDA-approved products considered experimental or investigational, or which are used for disease indications without FDA marketing approval.

Even if we succeed in bringing any products to the market, they may not be considered cost-effective and third-party reimbursement might not be available or sufficient. If adequate third-party coverage is not available, we may not be able to maintain price levels sufficient to realize an appropriate return on our investment in research and product development. In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to us before or after any of our proposed products are approved for marketing.

Our insurance coverage may not be adequate in all circumstances. If we commercialize our products, their use by patients could expose us to potential product liability and other claims resulting from alleged injury. This liability may result from claims made directly by consumers or by pharmaceutical companies or others selling these products. Although we currently have insurance coverage for both product liability and professional liability, we may be unable to maintain that insurance on acceptable terms. Any inability to maintain insurance coverage on acceptable terms could prevent or limit the commercialization of any products we develop.

Risks Related to Our Stock

Stock prices for pharmaceutical and biotechnology companies are volatile. The market price for securities of pharmaceutical and biotechnology companies historically has been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of those companies. Fluctuations in the trading price or liquidity of our common stock may adversely affect, among other things, the interest in our stock by purchasers on the open market and our ability to raise capital.

We are not in compliance with the continuing listing requirements of the American Stock Exchange. In June 2007, we received a notice from the American Stock Exchange that it is reviewing our eligibility for continued listing of our common stock. In particular, the exchange noted that we are not in compliance with its minimum stockholders’ equity requirement in two of the last three years. In response to our plan to achieve and sustain compliance with the listing requirements, the exchange granted us an extension until October 13, 2008 to regain compliance with the standards. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by that date could result in our stock being de-listed from the exchange. If we are delisted, our ability to raise capital may be diminished.

We could issue additional common stock, which might dilute the book value of our common stock. We are authorized to issue 100,000,000 shares of common stock, of which 47,947,609 shares were issued and outstanding as of May 8, 2008. We have also proposed in our proxy statement for the 2008 annual meeting of our stockholders to increase our authorized common stock from the present 100,000,000 shares to 200,000,000 shares. Our board of directors has authority, without action or vote of our stockholders in most cases, to issue all or a part of our authorized but unissued shares. These stock issuances could be made at a price that reflects a discount from the then-current trading price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. These issuances would dilute your percentage ownership interest, which would have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the book value of our common stock. You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options, or if warrant holders exercise their warrants to purchase shares of our common stock.

As a “thinly-traded” stock, large sales can place downward pressure on our stock price. Our common stock, despite certain increases of trading volume from time to time, experiences periods when it could be considered “thinly traded.” Finance transactions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance and can be identified by the use of forward-looking terminology such as “may,” “could,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in these statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, those described in the Risk Factors section of this prospectus. We cannot assure you that we have identified all the factors that create uncertainties. Readers should not place undue reliance on forward-looking statements. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The proceeds from the sale of each selling stockholder’s shares of common stock will belong to that selling stockholder. We will not receive any proceeds from those sales.

SUMMARY OF CERTAIN TERMS OF THE SECURITIES

2006 Warrants

In connection with the private placement of our 7% Convertible Debentures on February 14, 2006, we issued to the purchasers of these debentures five-year warrants exercisable to purchase shares of our common stock, referred to in this prospectus as the 2006 Warrants. As of December 31, 2007, either by payment of cash or shares of our common stock, our obligations under the 7% Convertible Debentures had been discharged in full, although the 2006 Warrants remain outstanding. The 2006 Warrants are exercisable to purchase an aggregate of 10,983,605 shares of our common stock at $0.50 per share as a result of the application of anti-dilution provisions in the warrant instruments. The exercise price for the 2006 Warrants is adjustable in the event of (a) stock splits, stock dividends, combinations, reclassifications, mergers, consolidations, distributions of assets or evidence of indebtedness, sales or transfers of substantially all assets, share exchanges or similar events, and (b) dilutive issuances of common stock or common stock equivalents at an effective price per share lower than the then exercise price. If any of these events occurs, the exercise price is lowered to the price per share in, or resulting from, the subsequent event or transaction.

The form of the 2006 Warrants is filed as Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on February 15, 2006. The summary of the 2006 Warrants set forth above is qualified in its entirety by reference to that exhibit.

Series A Preferred and 2008 Warrants

In a private placement that we completed on February 4, 2008, we sold 1,742,500 units of securities, each unit comprised of (i) one share of our Series A 12% Convertible Preferred Stock, referred to in this prospectus as Series A Preferred; (ii) a five-year warrant exercisable for $1.50 to purchase one share of our common stock; and (iii) a five-year warrant exercisable for $2.00 to purchase one share of our common stock, referred to collectively in this prospectus as the 2008 Warrants.

The holders of Series A Preferred are entitled to receive dividends of 12% per annum on March 30 and September 30 payable at our option in cash or shares of common stock valued per share at the higher of $1.00 or 100% of the weighted average price of our shares of common stock for the 20 consecutive trading days prior to the applicable dividend payment date. On the assumption that we elect to pay future dividends on Series A Preferred in shares of common stock, we are registering a sufficient number of shares of common stock that, in the aggregate, would be issuable on the first six dividend payment dates. In April 2008, we issued 82,817 shares of common stock as the dividend on Series A Preferred for the March 30, 2008 dividend payment date. The shares of Series A Preferred are convertible at any time at the option of the holder on a one-for-one basis into shares of our common stock. The conversion rate is subject to adjustment in the event of a stock dividend, stock split or combination, reclassification or similar event. We have the right to require conversion if the closing price of the common stock exceeds $3.00 for 15 consecutive trading days and a registration statement covering the resale of the shares of common stock issuable upon this mandatory conversion is then in effect. The shares of Series A Preferred vote as a class with the shares of our common stock.

The 2008 Warrants (inclusive of 2008 Warrants paid as compensation to placement agents), which are exercisable beginning on the 181st day after the February 4, 2008 issue date, are to purchase in the aggregate up to 3,493,400 shares of our common stock. The exercise price for the 2008 Warrants is adjustable in the event of stock splits, stock dividends, combinations, reclassifications, mergers, consolidations, distributions of assets or evidence of indebtedness, sales or transfers of substantially all assets, share exchanges or similar events.

The forms of the Certificate of Designation for the Series A Preferred and the two series that constitute the 2008 Warrants are filed as Exhibits 3.2, 10.3 and 10.4, respectively, to our Current Report on Form 8-K filed with the SEC on October 9, 2007. The summary of the Series A Preferred and the 2008 Warrants set forth above is qualified in its entirety by reference to those exhibits.

SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time of up to a total of 16,825,073 shares of our common stock by the selling stockholders, comprising:

•	10,983,606 shares of common stock issuable upon exercise of the 2006 Warrants, referred to in this prospectus as the 2006 Warrant Shares;

•	1,742,500 shares of common stock issuable upon conversion of the Series A Preferred, referred to in this prospectus as the Conversion Shares;

•

605,567 shares of common stock issuable as stock dividends on the Series A Preferred, referred to in this prospectus as the Dividend Shares, issued or issuable in respect of the initial six Series A Preferred dividend payment dates; and

•	3,493,400 shares of common stock issuable upon exercise of the 2008 Warrants, referred to in this prospectus as the 2008 Warrant Shares.

The following table, based upon information currently known to us, sets forth as of May 8, 2008: (i) the number of shares held of record or beneficially by the selling stockholders as of that date, (ii) the number of shares that may be offered under this prospectus, and (iii) a footnote reference to any material relationship between us and the selling stockholder, if any.

The number of shares beneficially owned by each selling stockholder named in the table below is determined under rules of the Securities and Exchange Commission (SEC) and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares to which the individual or entity has sole or shared voting power or investment power and also any shares that the individual or entity has the right to acquire within 60 days after May 8, 2008 through the exercise of any stock option, warrant or other right, or conversion of any security. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer, other than Rodman & Renshaw, Inc. and Chelsea Financial Services.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering (1)	Common Stock Offered Pursuant to this Prospectus (2)	Common Stock Owned Upon Completion of this Offering (3)	Percentage of Common Stock Owned Upon Completion of this Offering
Alexandra Global Master Fund Ltd. (4)	1,806,579	998,508	808,071	3.69%
Bristol Investment Fund, Ltd.	1,154,937	998,508	156,429	2.35%
Cranshire Capital, L.P. (5)	1,533,982	998,508	535,474	3.12%
DKR Soundshore Oasis Holding Fund Ltd. (6)	1,012,794	998,508	14,286	2.07%
Iroquois Master Fund Ltd. (7)	998,508	998,508	—	2.04%
JMG Capital Partners, L.P. (8)	499,257	499,257	—	1.03%
JMG Triton Offshore Fund, Ltd. (9)	499,257	499,257	—	1.03%

Kings Road Investments, Ltd. (10)	1,997,022	1,997,022	—	4.00%
Smithfield Fiduciary, LLC (11)	2,113,689	1,997,022	116,667	4.22%
Rodman & Renshaw, Inc.	1,098,508	998,508	100,000	2.24%
William & Karen Belcher	124,523	83,675	99,523	*
Yona Binder	1,261,876	83,909	1,236,876	2.63%
Roy Brown	66,292	83,792	41,292	*
Clark Capraro	15,470	33,470	5,470	*
Mildred Christian (12)	193,525	83,817	168,525
Dale Conaway (13)	98,776	33,470	88,776	*
Howard Crosby	127,734	167,734	77,734	*
James Czirr Trust	4,691,168	334,700	4,591,168	9.76%
Cynthia Dimmette	26,292	83,792	1,292	*
Fivex LLC	104,659	334,659	4,659	*
Peter Fox	26,167	83,667	1,167	*
Gayle Galan Living Trust	51,317	83,817	26,317	*
Harvey & Sandra Gertsch	56,175	83,675	31,175	*
Irwin Goldstein	105,470	33,470	95,470	*
Richard & Mary Gumaer	31,501	41,838	19,001	*
James Hart	31,640	100,640	1,640	*
Preston & Carrie Hawkins	219,177	251,025	144,177	*
Robert Jacobs	165,085	184,085	110,085	*
JAM Capital Associates, LLC	20,940	66,940	940	*
Kendler Family Trust	126,175	83,675	101,175	*
Anatole Klyosov (14)	1,242,352	83,917	1,217,352	2.58%
Frederick Laun	161,084	167,584	111,084	*
Herbert Lazar Revocable Trust	10,470	33,470	470	*
Steven Lazar	46,292	83,792	21,292	*
Thomas & Margaret McNulty	39,675	83,675	14,675	*
James McPhelan	85,175	83,675	60,175	*
Judith Melillo	67,684	83,817	42,684	*
Robert Myers	68,034	83,634	43,034	*
William Novak	51,175	83,675	26,175	*
Gilbert Omenn	52,350	167,350	2,350	*
Bertram Pitt	52,350	167,350	2,350	*
David Platt (15)	3,666,014	335,667	3,566,014	7.59%
James & Julie Prendergast	55,542	83,042	30,542	*
Michael & Paige Prendergast	62,542	83,042	37,542	*
Robert Rettig	26,175	83,675	1,175	*
Stephen & Peggy Rogers	144,844	83,675	119,844	*
Russo Family Living Trust	26,175	83,675	1,175	*
Robert & Claudine Salanski	145,084	83,584	120,084	*
Gary & Linda Sanford Revocable Living Trust	46,009	82,959	21,009	*
Earl Schalin	64,682	83,792	39,682	*
Charles Shafer	69,575	83,675	44,575	*
James Shaw	26,175	83,675	1,175	*
Michael Sheikh	79,900	100,400	49,900	*
David Smith	245,684	585,684	70,684	*
Bjarn & Glafira Sorensen	13,470	33,470	3,470	*
Irving Sparage Revocable Trust	26,175	83,675	1,175	*
Charles Stafford	26,175	83,675	1,175	*
Tailwind V.C., LLC	330,224	83,675	1,175	*
Linda Upton Living Trust	121,134	33,454	111,134	*
Gary Zoellner	97,095	167,350	47,095	*
George Zoellner	10,434	33,434	434	*
Tomlinson Programs, Inc.	—	6,000	—	*
Chelsea Financial Services	—	2,400	—	*

TOTAL	27,418,244	16,825,073	14,692,138	44.16%

*	Amount less than one percent.

Percentage calculations are based on 47,947,609 shares of our common stock issued and outstanding as of May 8, 2008 (inclusive of Dividend Shares issued in respect of the March 30, 2008 dividend payment date).

(1)	This column includes, as applicable, (i) the 2006 Warrant Shares, (ii) the Conversion Shares, (iii) the Dividend Shares issued in respect of the March 30, 2008 dividend payment date (but no other Dividend Shares), (iv) shares issuable upon exercise or conversion of any other securities that are exercisable or convertible within sixty days of May 8, 2008, and (v) any outstanding shares of common stock held. This column does not include any other Dividend Shares or any 2008 Warrant Shares because those shares are not deemed beneficially owned as of the date of this prospectus.
(2)	This column, with respect to each of the first ten named selling stockholders, represents that selling stockholder’s 2006 Warrant Shares, and, with respect to each of the remaining named selling stockholders, represents the sum of that selling stockholder’s Conversion Shares, Dividend Shares and 2008 Warrant Shares.
(3)	This column assumes that all shares shown as being beneficially held by each selling stockholder in Column 1 (except shares being offered by this prospectus) continue to be beneficially held by that selling stockholder following completion of the offering. This column also assumes that all shares shown as being offered pursuant to this prospectus in Column 2 are sold by the selling stockholders in the offering. We have assumed this because we cannot estimate the number of shares that will be held by any of the selling stockholders after completion of the offering. We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. There are currently no agreements, arrangements or understandings with respect to any of the shares.
(4)	Alexandra Investment Management, LLC, a Delaware limited liability company (“AIM”), serves as investment adviser to Alexandra Global Master Fund Ltd., a British Virgin Islands company (“Alexandra”). By reason of such relationship, AIM may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra. AIM disclaims beneficial ownership of such shares of common stock. Mr. Mikhail A. Filimonov (“Filimonov”) is the Chairman, Chief Executive Officer, Chief Investment Officer and a managing member of AIM. By reason of such relationships, Filimonov may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra. Filimonov disclaims beneficial ownership of such shares of common stock.
(5)	Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin, Downsview and Cranshire may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares owned by Cranshire which are being registered hereunder.
(6)	The investment manager of DKR Soundshore Oasis Holding Fund Ltd. (the “Fund”) is DKR Oasis Management Company LP (the “Investment Manager”). The Investment Manager has the authority to take any and all actions on behalf of the Fund with respect to the shares held by the Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holding LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims beneficial ownership of these shares.
(7)	Joshua Silverman, the general partner of Iroquois Capital LP, may be deemed to have voting and dispositive over the shares held by Iroquois Capital LP. Mr. Silverman disclaims beneficial ownership of these shares.
(8)	JMG Capital Partners, L.P. is a California limited partnership (“JMG Partners”). Its general partner is JMG Capital Management, LLC, a Delaware limited liability company (the “Manager”), and an investment adviser that has voting and dispositive control over the investments of JMG Partners, including the shares held by JMG Partners. The equity interests of the Manager are owned by JMG Capital Management, Inc., a California corporation (“JMG Capital”), and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over the portfolio holdings of JMG Partners.
(9)

JMG Triton Offshore Fund, Ltd., organized under the law of the British Virgin Islands (the “Fund”), is an international business company. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”), that has voting and dispositive control of the Fund’s investments, including the shares held by the Fund. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation (“Pacific”), and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings.

(10)	Kings Road Investments Ltd. (“Kings Road”) is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund (“Master Fund”). Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), the Master Fund, Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power over the securities held by Kings Road including the shares held by Kings Road. The Investment Managers, the Manager and Messrs. Jackson, Griffith and Dear disclaim beneficial ownership of these shares.
(11)	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Smithfield Fiduciary LLC (“Smithfield”) and has voting control and investment discretion over securities held by Smithfield. Glen Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield.
(12)	Director of the Company.
(13)	Director of the Company.
(14)	Chief Scientist of the Company.
(15)	Chief Executive Officer and a Director of the Company.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of his, her or its shares on the American Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any of these methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of shares, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge shares to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to that broker-dealer or other financial institution of shares offered by this prospectus, which shares that broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect that transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales. In that event, any commissions received by those broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%) of the gross proceeds of any sale.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 there under. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including Regulation M, which may limit the timing of purchases and sales of the shares by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon for Pro-Pharmaceuticals, Inc. by Greenberg Traurig, LLP of Boston, Massachusetts.

EXPERTS

The financial statements incorporated into this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” effective January 1, 2006, and the Company’s adoption of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 48, “Accounting For Uncertainty in Income Taxes” on January 1, 2007, and to the substantial doubt about the Company’s ability to continue as a going concern. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the Public Reference Room (Room 1580), 100 F Street, N.W., Washington, D.C. 20549. You may also obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (www.sec.gov) that contains the reports, proxy and information statements, and other information that we file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the above address or from the SEC’s Internet site.

Our internet address is www.pro-pharmaceuticals.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web address is included in this document as an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2007, as amended on Form 10-K/A, filed with the SEC on March 28, 2008 and March 31, 2008 respectively;

(2)	Our Current Report on Form 8-K filed with the SEC on April 14, 2008;

(3)	Our Current Report on Form 8-K filed with the SEC on April 15, 2008; and

(4)	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 9, 2003, including any amendments or reports filed for the purpose of updating that description.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Pro-Pharmaceuticals, Inc.

7 Wells Avenue

Newton, Massachusetts 02459

Attention: Anthony D. Squeglia, Chief Financial Officer

Tel.: (617) 559-0033

E-mail: squeglia@pro-pharmaceuticals.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all costs and expenses to be incurred by Pro-Pharmaceuticals in connection with the preparation and filing of this Registration Statement. All amounts shown are estimates except for the SEC registration fee. We will pay all expenses in connection with the distribution of the shares of common stock being registered hereby, except for the fees and expenses of any counsel and other advisors that any selling stockholders may employ to represent them in connection with the offering and any brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

SEC Registration Fee (rounded)	$225
Printing and Engraving Expenses	0
Accountants’ Fees and Expenses	10,000
Legal Fees and Expenses	20,000
Transfer Agent Fees and Expenses	0
Miscellaneous	775

Total Expenses	$31,000

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The registrant’s By-laws, as amended to date, provide for indemnification of officers and directors to the fullest extent permitted by Section 7502 of Chapter 78 of the Nevada Revised Statutes (“NRS”) (as from time to time amended), provided such officer or director acts in good faith and in a manner which such person reasonably believes to be in or not opposed to the best interests of the registrant, and with respect to any criminal matter, had no reasonable cause to believe such person’s conduct was unlawful.

NRS 78.7502 states:

“1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

The registrant’s By-laws also provide that to the fullest extent permitted by NRS 78.751 (as from time to time amended), the registrant shall pay the expenses of officers and directors of the Corporation incurred in defending a civil or criminal action, suit or proceeding, as they are incurred and in advance of the final disposition of such matter, upon receipt of an undertaking in form and substance acceptable to the Board of Directors for the repayment of such advances if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified.

NRS 78.751 states:

“1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.”

In addition, the registrant maintains directors’ and officers’ liability insurance which insures against liabilities that its directors and officers may incur in such capacities.

Reference is made to “Undertakings,” below, for the registrant’s undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

ITEM 16.	EXHIBITS

The exhibits listed in the Exhibit Index immediately preceding the exhibits are filed as part of this Registration Statement.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newton, Massachusetts, on May 14, 2008.

PRO-PHARMACEUTICALS, INC.
Registrant

By:	/s/Anthony D. Squeglia
Anthony D. Squeglia
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Platt and Anthony Squeglia and each of singly, his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre-effective or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ David Platt, Ph.D.	Chief Executive Officer and Director	May 14, 2008
David Platt, Ph.D.	(Principal Executive Officer)

/s/ Anthony D. Squeglia	Chief Financial Officer and Treasurer	May 14, 2008
Anthony D. Squeglia	(Principal Financial and Accounting Officer)

/s/ Mildred S. Christian, Ph.D.	Director	May 14, 2008
Mildred S. Christian, Ph.D.

/s/ Dale H. Conaway, D.V.M.	Director	May 14, 2008
Dale H. Conaway, D.V.M.

/s/ Henry S. Esber, Ph.D.	Director	May 14, 2008
Henry S. Esber, Ph.D.

/s/ James T. Gourzis, M.D., Ph.D.	Director	May 14, 2008
James T. Gourzis, M.D., Ph.D.

/s/ S. Colin Neill	Director	May 14,2008
S. Colin Neill

/s/ Steven Prelack	Director	May 14, 2008
Steven Prelack

/s/ Jerald K. Rome	Director	May 14, 2008
Jerald K. Rome

/s/ Theodore D. Zucconi	Director	May 14, 2008
Theodore D. Zucconi, Ph.D.

EXHIBIT INDEX

Exhibit Number	Description of Document
5	Opinion of Greenberg Traurig, LLP (including the consent of such firm) regarding the legality of the securities being offered

23.1	Consent of Greenberg Traurig, LLP (included as part of Exhibit 5 hereto)

23.2	Consent of Deloitte & Touche LLP, an independent registered public accounting firm

24	Powers of Attorney (included on signature page)